Exhibit 99.1

For additional information, contact: Robert W. Dumas President and CEO (334) 821-9200

Press Release – July 24, 2018

Auburn National Bancorporation, Inc. Reports Record Quarterly Net Earnings

Second Quarter 2018 vs. 2017 Highlights

•	Record quarterly net earnings of $2.3 million, an increase of 13%

•	Net interest margin (tax-equivalent) increased by 8 basis points

•	Loan growth – Average loans increased $11.8 million, or 3%

•	Strong asset quality – Nonperforming assets were 0.15% of total assets at June 30, 2018

•	Improved profitability – Annualized return on average assets increased from 0.96% to 1.10%, and annualized return on average equity improved from 9.44% to 10.48%

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported record net earnings of $2.3 million, or $0.62 per share, for the second quarter of 2018, compared to $2.0 million, or $0.55 per share, for the second quarter of 2017. Net earnings for the first six months of 2018 were $4.5 million, or $1.22 per share compared to $3.9 million, or $1.07 per share, for the first six months of 2017.

“We are pleased to report record quarterly earnings for the second quarter of 2018,” said Robert W. Dumas, President and CEO. Mr. Dumas continued, “The Company’s second quarter 2018 results reflect modest loan growth, strong asset quality, and continued improvement in our net interest margin.”

Net interest income (tax-equivalent) was $6.5 million for the second quarter of 2018, compared to $6.4 million for the second quarter of 2017. This increase was primarily due to loan growth and recent increases in short-term market interest rates. Average loans were up 3.0% to $448.5 million in the second quarter of 2018 compared to $436.6 million in the second quarter of 2017. The Company’s net interest margin (tax-equivalent) increased to 3.36% in the second quarter of 2018, compared to 3.28% for the second quarter of 2017 as earning asset yields improved.

Nonperforming assets were $1.2 million or 0.15% of total assets at June 30, 2018, compared to $2.4 million or 0.28% of total assets at June 30, 2017. The decrease in nonperforming assets was primarily due to the resolution of one nonperforming commercial real estate loan with a recorded investment of $1.3 million at June 30, 2017. The allowance for loan losses was 430% of nonperforming loans and 1.04% of total loans at June 30, 2018, compared to 220% of nonperforming loans and 1.14% of total loans at June 30, 2017. The Company recorded no provision for loan losses in the second quarter of 2018, compared to a provision of $0.1 million in the second quarter of 2017. The provision for loan loss is based upon various estimates and judgments, including the absolute level of loans, loan growth, credit quality and the amount of net charge-offs.

Noninterest income was $0.8 million for both the second quarter of 2018 and 2017. Noninterest expense was $4.3 million compared to $4.0 million in the second quarter of 2017. The increase was primarily due to routine annual increases in salaries and wages of $0.3 million.

Income tax expense was $0.6 million compared to $0.8 million for the second quarter of 2017 reflecting an effective tax rate of 20.00% compared to 28.21% for the second quarter of 2017. The decrease in the effective tax rate was primarily due to the Tax Cuts and Jobs Act, signed into law December 22, 2017, which lowered the Company’s statutory federal tax rate from 34% to 21%.

The Company paid cash dividends of $0.24 per share in the second quarter of 2018, an increase of 4.3% from the same period in 2017. At June 30, 2018, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $812 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates 8 full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2017 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Second Quarter Net Earnings/page 3

Financial Highlights (unaudited)

Quarter ended June 30,	Six Months ended June 30,

(Dollars in thousands, except per share amounts)	2018	2017	2018	2017

Results of Operations
Net interest income (a)	$6,469	$6,402	$12,909	$12,591
Less: tax-equivalent adjustment	152	301	308	601

Net interest income (GAAP)	6,317	6,101	12,601	11,990
Noninterest income	839	793	1,692	1,629

Total revenue	7,156	6,894	14,293	13,619
Provision for loan losses	—	100	—	100
Noninterest expense	4,326	4,015	8,728	8,133
Income tax expense	566	784	1,106	1,501

Net earnings	$2,264	$1,995	$4,459	$3,885

Per share data:
Basic and diluted net earnings:	$0.62	$0.55	$1.22	$1.07
Cash dividends declared	$0.24	$0.23	$0.48	$0.46
Weighted average shares outstanding:
Basic and diluted	3,643,731	3,643,593	3,643,707	3,643,567
Shares outstanding, at period end	3,643,793	3,643,643	3,643,793	3,643,643
Book value	$23.53	$23.36	$23.53	$23.36
Common stock price:
High	$50.99	$37.79	$50.99	$37.79
Low	37.40	32.65	35.50	30.75
Period-end:	49.61	36.94	49.61	36.94
To earnings ratio	21.48	x	16.94	x	21.48	x	16.94	x
To book value	211%	158%	211%	158%
Performance ratios:
Return on average equity (annualized)	10.48%	9.44%	10.22%	9.26%
Return on average assets (annualized)	1.10%	0.96%	1.07%	0.93%
Dividend payout ratio	38.71%	41.82%	39.34%	42.99%
Other financial data:
Net interest margin (a)	3.36%	3.28%	3.33%	3.23%
Effective income tax rate	20.00%	28.21%	19.87%	27.87%
Efficiency ratio (b)	59.20%	55.80%	59.78%	57.19%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$1,104	$2,255	$1,104	$2,255
Other real estate owned	137	103	137	103

Total nonperforming assets	$1,241	$2,358	$1,241	$2,358

Net charge-offs (recoveries)	$(18)	$(277)	$7	$(222)

Allowance for loan losses as a % of:
Loans	1.04%	1.14%	1.04%	1.14%
Nonperforming loans	430%	220%	430%	220%
Nonperforming assets as a % of:
Loans and other real estate owned	0.27%	0.54%	0.27%	0.54%
Total assets	0.15%	0.28%	0.15%	0.28%
Nonperforming loans as a % of total loans	0.24%	0.52%	0.24%	0.52%
Annualized net recoveries as a % of average loans	(0.02)%	(0.25)%	—%	(0.10)%

Selected average balances:
Securities	$255,877	$274,493	$260,725	$266,239
Loans, net of unearned income	448,493	436,645	449,911	433,233
Total assets	820,706	831,187	831,205	833,421
Total deposits	728,457	737,464	736,415	739,720
Long-term debt	919	3,217	2,062	3,217
Total stockholders’ equity	$86,420	84,569	87,297	$83,884
Selected period end balances:
Securities	$251,320	$277,363	$251,320	$277,363
Loans, net of unearned income	456,572	437,287	456,572	437,287
Allowance for loan losses	4,750	4,965	4,750	4,965
Total assets	811,791	836,311	811,791	836,311
Total deposits	721,005	742,456	721,005	742,456
Long-term debt	—	3,217	—	3,217
Total stockholders’ equity	$85,748	85,099	85,748	$85,099

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports Second Quarter Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended June 30,		Six Months ended June 30,

(Dollars in thousands, except per share amounts)	2018	2017	2018	2017

Net interest income, as reported (GAAP)	$6,317	$6,101	$12,601	$11,990
Tax-equivalent adjustment (a)	152	301	308	601

Net interest income (tax-equivalent)	$6,469	$6,402	$12,909	$12,591

(a)	Using federal income tax rates of 21% and 34% for 2018 and 2017, respectively.